Exhibit 99.1

Form 10-K, Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Critical Accounting Policies and Assumptions

The Company’s discussion and analysis of its financial condition and results of operation are based on the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

The Company records sales when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed, and collectibility is reasonably assured. The timing of revenue recognition is dependent upon the contractual arrangement between the Company and its customers. These arrangements, which may include provisions for transfer of title and guarantees of workmanship, are specific to each customer. Sales contracts in the Albany Door Systems segment may include product and installation services. For these sales, the Company applies the provisions of EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. The Company’s contracts that include product and installation services generally do not qualify as separate units of accounting and, accordingly, revenue for the entire contract value is recognized upon completion of installation services. The Company limits the concentration of credit risk in receivables by closely monitoring credit and collection policies. The Company records allowances for sales returns as a deduction in the computation of net sales. Such provisions are recorded on the basis of written communication with customers and/or historical experience.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Goodwill and other long-lived assets are reviewed for impairment whenever events such as significant changes in the business climate, plant closures, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable. The Company performs a test for goodwill impairment at least annually. The determination of whether these assets are impaired involves significant judgments based on short and long-term projections of future performance. Changes in strategy and/or market conditions may result in adjustments to recorded asset balances.

The Company has investments in other companies that are accounted for under either the cost method or equity method of accounting. The investment accounted for under the cost method was included in Other assets as of December 31, 2003. In 2004, the Company determined that investment to be other than temporarily impaired and, accordingly, recorded an impairment charge of $4 million in Other expense, net, representing the full amount of the investment. Investments accounted for under the equity method are included in Investments in associated companies. The Company performs regular reviews of the financial condition of the investees to determine if its investment is impaired. If the financial condition of the investees were to no longer support their valuations, the Company would record an impairment provision.

The Company has pension and postretirement benefit costs and liabilities that are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and expected return on plan assets, which are updated on an annual basis. The Company is required to consider current market conditions, including changes in interest rates, in making these assumptions. Changes in the related pension and postretirement benefit costs or credits may occur in the future due to changes in the assumptions. The amount of annual pension plan funding and annual expense is subject to many variables, including the investment return on pension plan assets and interest rates. Assumptions used for determining pension plan liabilities and expenses are evaluated and updated at least annually. Discount rate assumptions are based on the population of plan participants and a mixture of high-quality fixed income investments for which the average maturity approximates the average remaining service period of plan participants. The assumption for expected return on plan assets is based on historical and expected returns on various categories of plan assets. The actual return on assets in the U.S. pension plan for 2005 was greater than the assumption. As indicated in Note 13 of Notes to Consolidated Financial Statements, at September 30, 2005, the measurement date for pension plans, the largest portion of pension plan assets (45% for the U.S. plan and 72% for non-U.S. plans) was invested in equities. For the U.S. pension plan mortality assumption, the Company uses the 1983 Group Annuity Mortality assumption updated to 1993. The Company has studied its actual mortality data for a recent six year period and found it to be consistent with that mortality table. Weakness in investment returns and low interest rates, or deviations in results from other assumptions, could result in the Company making equal or greater pension plan contributions in future years, as compared to 2005. Including anticipated contributions for all pension plans, the Company has classified $26.5 million of its accrued pension liability as a current liability at December 31, 2005. Actual contributions for 2005 totaled $16.9 million.

The Company records deferred income tax assets and liabilities for the tax consequences of differences between financial statement and tax bases of existing assets and liabilities. A tax valuation allowance is established, as needed, to reduce net deferred tax assets to the amount expected to be realized. In the event it becomes more likely than not that some or all of the deferred tax asset allowances will not be needed, the valuation allowance will be adjusted.

The Company has a trade accounts receivable program whereby it sells, without recourse, certain North American accounts receivable to a qualified special purpose entity (QSPE), as defined under Financial Accounting Standard No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS No. 140). The QSPE is a wholly owned subsidiary of the Company and, in accordance with FAS No. 140, its financial statements are not consolidated with the financial statements of the Company. The securitization program can be terminated at any time, with thirty days notice, by the Company or the unrelated third party. If the securitization program were terminated, the Company would not be required to repay cash received from the sale of accounts receivable, but no additional receivables would be sold under the program. Accounts receivable would increase as new sales were made, and the note receivable would decrease as the sold accounts receivable were collected. The Company might need to borrow from its existing credit facilities or use existing cash to fund operations until cash flow from accounts receivable returned to normal levels.

The unconsolidated subsidiary receives cash from an unrelated third party in exchange for an undivided ownership interest in the accounts receivable. As of December 31, 2005, the unconsolidated subsidiary had assets of $18.9 million consisting primarily of $65.9 million of accounts receivables sold to it by the Company, net of a $45.6 million interest sold to the unrelated third party, and an allowance for doubtful accounts. As of December 31, 2005, the liabilities of the unconsolidated subsidiary were $17.9 million, consisting principally of the note payable to the Company, and equity was $1.0 million.

The Company has contingent liabilities for litigation, claims and assessments that result from the ordinary course of business. These matters are more fully described in Note 7 to the Consolidated Financial Statements included in Item 8.

Overview

The Company is engaged in three business segments: Paper Machine Clothing, Applied Technologies and Albany Door Systems.

The Company’s largest segment is Paper Machine Clothing, which includes paper machine clothing and process belts (PMC), which are technologically sophisticated consumable products designed, manufactured and marketed for each section of the paper machine. The design and material composition of clothing and belts can have a considerable effect on the quality of paper products produced and the efficiency of paper machines on which they are used. Paper machine clothing and belts have finite lives and must be replaced on a regular basis. The Company invests in research and development to maintain what it believes to be its position as the technology leader in the marketplace, and to continually improve the production processes and deliver increased value to customers. The Company’s operations are strategically located in the major paper-producing regions of the world.

The Applied Technologies segment of the Company is comprised of a wide variety of products, including fabrics, wires and belting products for the nonwovens and pulp industries (Engineered Fabrics), specialty filtration products for wet and dry applications (Industrial Process Technologies), industrial insulation products (High Performance Materials), Primaloft® patented synthetic down for the home furnishings and outerwear markets, and engineered composites and structures for the aerospace industry.

Albany Door Systems produces and services high-performance doors, which are primarily marketed to industrial and commercial enterprises requiring interior or external doors that involve either frequent openings or environmental contrasts between the two areas separated by the doors. High-performance doors open and close very rapidly, and may utilize electrical systems that assure automatic opening and closing under circumstances desired by customers. Although the Company’s high-performance doors are marketed globally, its largest manufacturing operations are in Europe and North America.

Industry Trends

The Paper Machine Clothing segment has experienced significant change since 1999 as consolidation and restructuring impacted the global paper and paperboard industry and reduced the number of major paper machine clothing competitors from eight to four.

Albany International is the paper machine clothing market leader, with a worldwide market share of approximately 30% for the year 2005. The market shares of each of the next largest competitors were approximately half that of Albany International’s market share for the year 2005.

As part of the Company’s long-term strategy to provide value to customers and to improve returns to shareholders, the Company has rationalized production capacity by closing and consolidating manufacturing facilities in North America and Europe.

According to published data, world paper and paperboard production volumes have grown at an annual rate of approximately 2.7% over the last ten years. Of the thousands of paper machines operating in the world, the Company estimates that approximately 5,000 machines represent the target market for the Company’s paper machine clothing products. During the last three years, approximately 100 paper machines in the United States and 55 paper machines in Europe have been shut down. These machine closures have been partially offset by the start-up of approximately 45 new paper machines located around the world during the same period. Increases in paper production have a positive impact on demand for paper machine clothing, while the shutdown of paper machines, combined with increases in the efficiency of the remaining paper machines and the useful life of paper machine clothing, has a negative impact on demand. The Company anticipates continued growth for the long term in world paper and paperboard production. Although the rate of paper industry consolidation and rationalization has recently slowed, the Company expects that continued rationalization and efficiency improvements in the paper industry may have a negative impact on demand.

Technological advances in paper machine clothing, while contributing to the papermaking efficiency of customers, have in some cases lengthened the useful life of the Company’s products and reduced the number of pieces required to produce the same volume of paper. While the Company is often able to charge higher prices for its products as a result of these improvements, increased prices may not always be sufficient to offset completely a decrease in the number of fabrics sold.

Although Paper Machine Clothing segment sales were higher in 2005 as compared to 2004, the Company’s net sales of paper machine clothing decreased in each of the three previous fiscal years after adjusting for currency translation effects. The trend toward a decrease in the ratio of PMC consumed to paper produced and the recent period of consolidation and rationalization may be significant contributors to the decline in sales for 2002, 2003 and 2004. The Company’s strategy for dealing with these trends is to continue to focus on providing solutions for customers through new products and services, improving the Company’s product mix and price structure, while at the same time identifying additional cost-saving opportunities and growing sales in other industries.

Challenges, Risks and Opportunities

The Paper Machine Clothing segment of the business is very competitive. Some competitors tend to compete more on the basis of price, while others, including the Company, attempt to compete more on the basis of technical performance of products and services. During the past three years, the Company has spent an average of 3% of its consolidated net sales on research and development, and expects to spend similar amounts in future periods. Failure to maintain or increase the product and service value delivered to customers in future periods could have a material impact on sales in this segment.

Some competitors in this segment have the ability to bundle sales of PMC with other papermaking equipment. This can result in additional discounts in their paper machine clothing.

The basic papermaking process, while it has undergone dramatic increases in efficiency and speed, has always relied on paper machine clothing. In the event that a paper machine builder or other person were able to develop a commercially viable manner of paper manufacture that did not require paper machine clothing, sales of the Company’s products in this segment could be expected to decline significantly.

The Applied Technologies segment has experienced significant growth in net sales during the last two to three years, due to the introduction of new products and growth in demand and application of previously existing products. While opportunities for continued growth remain excellent, there can be no assurances that the growth in sales enjoyed during the last two to three years will continue.

Albany Door Systems derives most of its revenue from the sale of high-performance doors. The purchase of these doors is normally a capital expenditure item for customers and, as such, market opportunities tend to fluctuate with industrial capital spending. The majority of the segment’s revenues are derived from sales and manufacturing outside of the United States, which can cause the reported financial results to be more sensitive to changes in currency rates than the other segments of the Company.

Foreign Currency

Albany International operates in many geographic regions of the world and has more than half of its business in countries outside the United States. A substantial portion of the Company’s sales are denominated in euros or other currencies. In some locations, the profitability of transactions is affected by the fact that sales are denominated in a currency different from the currency in which the costs to manufacture and distribute the products are denominated. As a result, changes in the relative values of U.S. dollars, euros and other currencies affect revenues and profits as the results are translated into U.S. dollars in the consolidated financial statements.

From time to time, the Company enters into foreign currency or other derivative contracts in order to enhance cash flows or to mitigate volatility in the financial statements that can be caused by changes in currency exchange rates.

Review of Operations

2005 vs. 2004

Total Company

Net sales increased to $978.7 million in 2005, as compared to $919.8 million for 2004. Changes in currency translation rates had the effect of increasing net sales by $15.1 million. Excluding the effect of changes in currency translation rates, 2005 net sales increased 4.8% as compared to 2004.

Following is a table of net sales for each business segment and the effect of changes in currency translation rates:

				Percent change
	Net sales as restated December 31,
(in thousands)	2005	2004	Increase in 2005 net sales due to changes in currency translation rates	As reported	Excluding currency rate effect
Paper Machine Clothing	$732,919	$687,885	$12,395	6.5%	4.7%
Applied Technologies	129,304	119,144	2,278	8.5%	6.6%
Albany Door Systems	116,487	112,773	377	3.3%	3.0%
Total	$978,710	$919,802	$15,050	6.4%	4.8%

During the first quarters of 2005 and 2006, the Company revised certain components of its operating segments to be consistent with its internal financial reporting and management structure and to comply with Financial Accounting Standards No. 131. The Company’s Engineered Fabrics business line is now included in the Applied Technologies segment; in previous financial reports, this business line was included in the Paper Machine Clothing segment. Certain activities previously included in the Applied Technologies segment have been reclassified to the Paper Machine Clothing segment and certain product lines previously included in the Paper Machine Clothing segment have been reclassified to the Applied Technologies segment.

The following table presents the impact on 2005 net sales and operating income resulting from the 2006 revision to components of the operating segments:

	Net sales			Operating income
	Year ended December 31, 2005
(in thousands)	As reported in 2005 annual report	2006 Segment change	As restated	As reported in 2005 annual report	2006 Segment change	As restated
Paper Machine Clothing	$741,628	$(8,709)	$732,919	$167,176	$(2,190)	$164,986
Applied Technologies	120,595	8,709	129,304	18,356	2,190	20,546
Albany Door Systems	116,487	—	116,487	7,579	—	7,579
Unallocated expenses	—	—	—	(77,112)	—	(77,112)
Consolidated total	$978,710	$—	$978,710	$115,999	$—	$115,999

The following table presents the impact on 2004 net sales and operating income resulting from the 2006 revision to components of the operating segments:

	Net sales			Operating income
	Year ended December 31, 2004
(in thousands)	As reported in 2005 annual report	Segment change	As restated	As reported in 2005 annual report	Segment change	As restated
Paper Machine Clothing	$696,277	$(8,392)	$687,885	$99,257	$(1,704)	$97,553
Applied Technologies	110,752	8,392	119,144	8,070	1,704	9,774
Albany Door Systems	112,773	—	112,773	3,516	—	3,516
Unallocated expenses	—	—	—	(70,339)	—	(70,339)
Consolidated total	$919,802	$—	$919,802	$40,504	$—	$40,504

The following table presents the impact on 2004 net sales and operating income resulting from the 2005 revision to components of the operating segments:

	Net sales			Operating income
	Year ended December 31, 2004
(in thousands)	As reported in 2004 annual report	2005 Segment change	As reported in 2005 annual report	As reported in 2004 annual report	2005 Segment change	As reported in 2005 annual report
Paper Machine Clothing	$740,824	$(44,547)	$696,277	$96,421	$2,836	$99,257
Applied Technologies	66,205	44,547	110,752	11,558	(3,488)	8,070
Albany Door Systems	112,773	—	112,773	3,516	—	3,516
Unallocated expenses	—	—	—	(70,991)	652	(70,339)
Consolidated total	$919,802	$—	$919,802	$40,504	$—	$40,504

Included in the reclassification of operating income resulting from the 2005 segment change are charges of $6.2 million for restructuring and $0.9 million for equipment relocation that were previously included in the Paper Machine Clothing segment, but are now included in the Applied Technologies segment.

Gross profit as a percentage of net sales was 40.1 percent in 2005, compared to 39.4 percent in 2004. The increase was due principally to higher sales and the benefits derived from cost-reduction initiatives completed in 2004. In the fourth quarter of 2005, gross profit as a percentage of net sales was negatively affected by increased material costs resulting from higher petroleum prices and lower prices for PMC in certain European markets.

Selling, general, technical and research expenses increased 3.2% in 2005 as compared to 2004. Excluding the effect of changes in currency translation rates, these costs increased 2.1%. In 2005, Selling and general expenses included $1.7 million of remeasurement gains at certain Company operations related to trade accounts receivable denominated in currencies other than their functional currency, while in 2004, the Company had remeasurement losses of $0.8 million. Excluding this additional effect, Selling, general, technical and research expenses increased 3.0 percent. The increase is partially due to increased compensation expense for amounts payable under the Company’s annual and long-term incentive bonus plans due to improved operating results and the increase in the share price of the Company’s common stock.

Following is a table of operating income and restructuring charges by segment:

	Years ended December 31,
(in thousands)	2005	2004
Operating Income
Paper Machine Clothing	$164,986	$97,553
Applied Technologies	20,546	9,774
Albany Door Systems	7,579	3,516
Research expense	(28,059)	(27,436)
Unallocated expenses	(49,053)	(42,903)
Operating income	$115,999	$40,504

Restructuring Costs by Segment
Paper Machine Clothing	$—	$46,497
Applied Technologies	—	6,152
Albany Door Systems	—	1,265
Corporate and other	—	144
Consolidated total	$—	$54,058

Operating income increased to $116.0 million for 2005, compared to $40.5 million for 2004 which was after $54.1 million of restructuring costs. The increase was principally due higher sales in all segments, and benefits resulting from cost reduction initiatives.

In January 2003, the Company announced a cost reduction initiative that was part of a continuing effort to match manufacturing capacity to the global demand for paper machine clothing. The restructuring activities associated with this program were completed in 2004. Approximately 94% of cost reductions that resulted from this program were in the Paper Machine Clothing segment; the reductions principally affected Cost of goods sold.

The cost reduction initiative resulted in restructuring charges of $54.1 million in 2004 and $21.8 million in 2003. The charges include plant and equipment write-downs of approximately $13.5 million in 2004 and $12.7 million in 2003. The majority of these restructuring costs related to the shut-down of the Company’s Paper Machine Clothing segment facilities in South Carolina, France, the Netherlands and discontinuation of dryer fabrics manufacturing at the facility in Bury, England.

Research expense increased $0.6 million or 2.3 percent in 2005, principally due to professional fees associated with intellectual property. Unallocated expenses increased $6.2 million to $49.1 million in 2005 principally due to increases in corporate headquarters expense, including $2.8 million for the Company’s United States postretirement medical benefits program, and $3.1 million related to a long-term incentive plan that was adopted in 2005 (see Notes 13 and 15 of Notes to Consolidated Financial Statements). The increase in postretirement benefits was principally due to higher cost trend rates. In the fourth quarter of 2005, the Company made several modifications to its postretirement benefits program, including increases in the cost sharing provisions and increases in the monthly contribution of plan participants. The modifications had the effect of reducing the plan’s accumulated postretirement benefit obligation by $46.3 million, which will lower future costs of the plan in comparison to plan costs without the modifications.

Interest expense declined to $12.8 million for 2005 compared to $16.8 million for 2004, due to lower average debt and interest rates in 2004. During 2005, the Company’s interest rate swap agreements expired that had effectively fixed the interest rate on $200 million of debt to 7.17%. In October 2005, the Company entered into a $150 million borrowing facility with an average term of 10 years that carries a fixed interest rate of 5.34%. Proceeds from this borrowing were used to pay off the remaining balance under the Company’s principal revolving credit facility and cash was increased.

Other expense, net, was $4.7 million for 2005 compared to $13.5 million for 2004. The decrease in expense is primarily due to currency hedging activities and the remeasurement of short-term intercompany balances at operations that held amounts denominated in currencies other than their local currencies. In 2005, these transactions resulted in income of $2.5 million compared with expense of $1.6 million in 2004. The Company’s currency hedging strategy is aimed at mitigating volatility in the income statement that can be caused by sharp changes in currency exchange rates. The Company uses various derivative instruments, primarily currency forward contracts, in its currency hedging activities. Changes in fair value of derivative instruments that are designated and qualify for hedge accounting in accordance with FAS No. 133 are reported in Other comprehensive income, and not Other expense/(income, net). Additionally, the Company had write-offs in 2004 of an investment for $4.0 million and deferred financing fees for $0.9 million.

Income tax expense was $29.4 million in 2005 compared to $2.5 million in 2004, and the effective tax rate for the full year 2005 was 29.2 percent as compared to 19.9 percent in 2004. Income tax in 2005 includes $3.9 million of expense related to the repatriation of earnings outside the United States under the American Jobs Creation Act. Income tax in 2004 includes expense of $6.9 million for valuation allowances related to restructuring activities, and a tax benefit of $4.6 million related to the favorable resolution of discrete tax matters. The Company expects that the 2006 tax rate will not exceed 30%, before any discrete items.

Net income was $71.9 million for 2005, compared to $10.4 million for 2004. Basic earnings per share were $2.25 for 2005, compared to $0.32 for 2004 which was after restructuring charges of $1.16 per share. The increase in net income reflects increases in net sales and gross profit as percentage of net sales, and lower interest expense and other expense, net.

Paper Machine Clothing segment

Net sales in the Paper Machine Clothing segment increased to $732.9 million for 2005 as compared to $687.9 million for 2004. Changes in currency translation rates had the effect of increasing net sales by $12.4 million. Excluding the effect of changes in currency translation rates, 2005 net sales increased 4.7% as compared to 2004.

The increase in net sales is principally due to higher volume of PMC sales in comparison to 2004. Unit pricing of PMC was mixed by product line and by geographic regions. In the fourth quarter of 2005, unit pricing for PMC declined in certain European markets. The Company’s strategy for addressing pricing issues is to demonstrate the value its products provide to customers, such as better efficiency which reduces energy costs and improved quality of the paper products that are manufactured. The Company believes that its products should be priced in accordance with the value provided. This strategy has been successfully implemented in the Americas.

Gross profit as a percentage of net sales was 43.6% for 2005 compared to 43.2% for 2004. The increase in 2005 was principally due to higher sales and the benefits resulting from cost reduction initiatives. In the fourth quarter of 2005, gross profit as a percentage of sales was 40.3%. The decrease in relation to full year 2005 gross profit percentage is due to the pricing issue noted above and also due to increased material costs resulting principally from higher petroleum prices that had the effect of increasing fourth quarter cost of goods sold by approximately $5.2 million. The Company expects increased material costs to have a comparable, or even greater, impact on quarterly results during 2006.

Operating income was $165.0 million for 2005, compared to $97.6 million for 2004, which was after restructuring charges of $46.5 million. The improvement in operating income reflects higher net sales and gross profit as a percentage of net sales.

Applied Technologies segment

Net sales in the Applied Technologies segment increased to $129.3 million in 2005 as compared to $119.1 million for 2004. Changes in currency translation rates had the effect of increasing net sales by $2.3 million. Excluding the effect of changes in currency translation rates, 2005 net sales increased 6.6% as compared to 2004. The results within this segment demonstrate that there is an excellent opportunity for growth in new markets and new applications. The products within this segment build off the Company’s core strengths in advanced textiles and materials and have a higher growth rate potential than the PMC business. The Company will continue to invest in the businesses that demonstrate a sustainable basis for clearly superior performance in comparison to competitors’ products, and for attractive growth rates and returns on capital.

Gross profit as a percentage of net sales was 35.4% for 2005 compared to 33.6% for 2004. Operating income increased to $20.5 million for 2005 compared to $9.8 million for 2004, which included charges of $6.2 million for restructuring and $0.9 million for equipment relocation. Net sales and operating income increased in almost every product within this segment.

Albany Door Systems segment

Net sales in the Albany Door Systems segment increased to $116.5 million in 2005 as compared to $112.8 million for 2004. Changes in currency translation rates had the effect of increasing net sales by $0.4 million. Excluding the effect of changes in currency translation rates, 2005 net sales increased 3.0% as compared to 2004. High-performance door sales remained sluggish as customers’ capital spending did not increase significantly in Europe. Approximately 73% of the sales in this segment are in European markets and, accordingly, results are significantly impacted by European economies. The Company provides aftermarket service and parts for high-performance doors, and this revenue component grew to $37.6 million in 2005, compared to $34.9 million in 2004.

Gross profit as a percentage of net sales was 33.8% for 2005 compared to 32.8% for 2004. Operating income increased from $3.5 million in 2004 to $7.6 million in 2005. The improvement reflects higher sales and efficiency improvements at all segment operations.

2004 vs. 2003

Total Company

Net sales increased to $919.8 million in 2004, as compared to $887.9 million for 2003. Changes in currency translation rates had the effect of increasing net sales by $44.7 million. Excluding the effect of changes in currency translation rates, 2004 net sales decreased 1.4% as compared to 2003.

Following is a table of net sales for each business segment and the effect of changes in currency translation rates:

				Percent change
	Net sales as restated Years ended December 31,
(in thousands)	2004	2003	Increase in 2004 net sales due to changes in currency translation rates	As reported	Excluding currency rate effect
Paper Machine Clothing	$687,885	$685,391	$31,051	0.4%	–4.2%
Applied Technologies	119,144	101,221	5,120	17.7%	12.6%
Albany Door Systems	112,773	101,331	8,498	11.3%	2.9%
Total	$919,802	$887,943	$44,669	3.6%	–1.4%

The following table presents the impact on 2003 net sales and operating income resulting from the 2006 revision to components of the operating segments:

	Net sales			Operating income
	Year ended December 31, 2003
(in thousands)	As reported in 2005 annual report	2006 Segment change	As restated	As reported in 2005 annual report	2006 Segment change	As restated
Paper Machine Clothing	$693,349	$(7,958)	$685,391	$142,449	$(1,335)	$141,114
Applied Technologies	93,263	$7,958	101,221	7,055	1,335	8,390
Albany Door Systems	101,331	—	101,331	(1,024)	—	(1,024)
Unallocated expenses	—	—	—	(62,866)	—	(62,866)
Consolidated total	$887,943	$—	$887,943	$85,614	$—	$85,614

The following table presents the impact on 2003 net sales and operating income resulting from the 2005 revision to components of the operating segments that took place in the first quarter of 2005:

	Net sales			Operating income
	Year ended December 31, 2003
(in thousands)	As reported in 2004 annual report	2005 Segment change	As reported in 2005 annual report	As reported in 2004 annual report	2005 Segment change	As reported in 2005 annual report
Paper Machine Clothing	$733,316	$(39,967)	$693,349	$143,439	$(990)	$142,449
Applied Technologies	53,296	39,967	93,263	6,065	990	7,055
Albany Door Systems	101,331	—	101,331	(1,024)	—	(1,024)
Unallocated expenses	—	—	—	(62,866)	—	(62,866)
Consolidated total	$887,943	$—	$887,943	$85,614	$—	$85,614

Included in the reclassification of operating income resulting from the 2005 segment changes are charges of $2.3 million for restructuring and $0.4 million for equipment relocation that were previously included in the Paper Machine Clothing segment, but are now included in the Applied Technologies segment.

Gross profit as a percentage of net sales was 39.4% for 2004 and 40.7% for 2003. The decrease was principally due to lower sales in the Paper Machine Clothing segment, excluding the effect of changes in currency translation rates. Gross profit as a percentage of sales was also negatively affected by the effect of changes in currency exchange rates on export sales. These sales are typically denominated in U.S. dollars, while the manufacturing costs are based mainly on currencies that strengthened against the U.S. dollar. In 2004, gross profit was lower by approximately $2.7 million as a result of the currency effect on these export sales. Despite those negative effects, cost reduction activities helped to generate a gross profit percentage that increased during the last six months of 2004.

Selling, general, technical and research expenses increased 5.4% in 2004 as compared to 2003. Excluding the effect of changes in currency translation rates, these costs decreased 0.6%. In 2004, Selling and general expenses included $0.8 million of remeasurement losses at certain Company operations related to trade accounts receivable denominated in currencies other than their functional currency, while in 2003, the losses were negligible. The fact that this category of expense was relatively flat excluding currency effects, means that the Company’s efficiency improvements offset sharp increases in Sarbanes-Oxley costs, as well nearly all other cost categories that were affected by general inflation.

Following is a table of operating income and restructuring charges by segment:

	Year ended December 31,
(in thousands)	2004	2003
Operating Income
Paper Machine Clothing	$97,553	$141,114
Applied Technologies	9,774	8,390
Albany Door Systems	3,516	(1,024)
Research expense	(27,436)	(26,353)
Unallocated expenses	(42,903)	(36,513)
Operating income	$40,504	$85,614

Restructuring Costs by Segment
Paper Machine Clothing	$46,497	$15,908
Applied Technologies	6,152	2,989
Albany Door Systems	1,265	2,351
Corporate and other	144	503
Consolidated total	$54,058	$21,751

Operating income decreased to $40.5 million for 2004, compared to $85.6 million for 2003. The decrease was principally due to higher restructuring costs in 2004, and the lower sales in the Paper Machine Clothing segment, excluding the effect of changes in currency translation rates. Changes in currency translation rates had the effect of increasing operating income by $2.1 million, while the effect of currency rates on U.S. dollar-denominated export sales decreased operating income by $2.7 million.

Research expense increased $1.1 million to $27.4 million in 2004, principally due to the effect of changes in currency translation rates. Unallocated expenses increased $6.4 million to $42.9 million in 2004 principally due to increases in corporate headquarters expense, including $2.2 million for the Company’s United States postretirement medical benefits program, and $2.4 million related to the restricted stock program (see Notes 13 and 15 of Notes to Consolidated Financial Statements). The increase in postretirement benefits was due to higher cost trend rates, while the increase in the cost of the restricted stock program was due to the program being initiated at the end of 2003.

Interest expense declined to $16.8 million for 2004 compared to $17.3 million for 2003, principally due to lower average debt in 2004. A significant portion of the Company’s interest expense was derived from interest rate swap agreements. Interest expense related to the swaps amounted to $10.0 million in 2004 and $10.4 million in 2003.

Other expense/(income), net, was expense of $13.5 million for 2004 and $0.7 million for 2003. The increase in expense is primarily due to currency hedging activities, and the remeasurement of short-term intercompany balances at operations that held amounts denominated in currencies other than their local currency. In 2004, these transactions resulted in expense of $1.6 million compared with income of $8.2 million in 2003. Additionally, in the first quarter of 2004, the Company recorded an impairment loss of $4.0 million representing the full value of the Company’s investment in an unaffiliated company.

Income tax expense was $2.5 million in 2004 compared to $15.7 million in 2003, principally due to lower income before tax. Income tax in 2004 includes expense of $6.9 million for valuation allowances related to restructuring activities, and a tax benefit of $4.6 million related to the favorable resolution of discrete tax matters. The results for 2003 include a tax benefit of $5.2 million for the favorable resolution of tax contingencies. Including the effect of these discrete tax items, the tax rate was 19.9% of pre-tax income in 2004, and 22.5% in 2003. The decrease in the tax rate was partially attributable to a change in the mix of the Company’s consolidated earnings.

Net income was $10.4 million for 2004, compared to $54.1 million for 2003. Basic earnings per share were $0.32 for 2004, compared to $1.64 for 2003. The decrease is principally due to higher restructuring charges in 2004. Restructuring charges reduced net income by $1.16 per share in 2004, compared to $0.46 per share in 2003. The decrease in net income was also affected by lower Paper Machine Clothing segment sales excluding changes in currency translation rates, and the income tax valuation allowances recorded in 2004.

Paper Machine Clothing segment

Net sales in the Paper Machine Clothing segment increased to $687.9 million for 2004 as compared to $685.4 million for 2003. Changes in currency translation rates had the effect of increasing net sales by $31.1 million. Excluding the effect of changes in currency translation rates, 2004 net sales decreased 4.2% as compared to 2003. Pricing for products in this segment was generally flat, while overall volume decreased.

In 2004, global paper and paperboard manufacturers continued to produce more tons of product with fewer units of paper machine clothing. Several factors contributed to this trend, including enhanced PMC product performance that creates additional value for customers, more efficient paper machine operation as a result of industry consolidation and rationalization, and the practice by some paper manufacturers to run PMC products longer.

Gross profit as a percentage of net sales was 43.2% for 2004 compared to 44.3% for 2003. The decrease in 2004 was principally due to lower sales excluding the effect of changes in currency translation rates, and the currency effect on U.S. dollar-denominated export sales. Operating income decreased from $141.1 million in 2003 to $97.6 million in 2004, principally due to an increase of $30.6 million in restructuring charges, in addition to the same factors that affected gross profit.

Applied Technologies segment

Net sales in the Applied Technologies segment increased to $119.1 million in 2004 as compared to $101.2 million for 2003. Changes in currency translation rates had the effect of increasing net sales by $5.1 million. Excluding the effect of changes in currency translation rates, 2004 net sales increased 12.6% as compared to 2003. Filtration products for power generation plants, principally in Australia, and gains in tannery and textile markets in Asia and Latin America provided a large portion of the 2004 improvement in this segment.

Gross profit as a percentage of net sales was 33.6% for 2004 compared to 32.4% for 2003. The increase was principally due to higher sales. Operating income increased to $9.8 million compared to $8.4 million for 2003. Operating income in 2004 included charges for restructuring of $6.2 million and $0.9 million for equipment relocation, while operating income in 2003 included charges for restructuring of $3.0 million and equipment relocation of $0.4 million.

Albany Door Systems segment

Net sales in the Albany Door Systems segment increased to $112.8 million in 2004 as compared to $101.3 million for 2003. Changes in currency translation rates had the effect of increasing net sales by $8.5 million. Excluding the effect of changes in currency translation rates, 2004 net sales increased 2.9% as compared to 2003. High-performance door sales remained sluggish as increases in customers’ capital spending did not materialize. Approximately 77% of the sales in 2004 were in European markets and, accordingly, results were significantly impacted by European economies. The Company provides aftermarket service and parts for high-performance doors, and this revenue component grew to $34.9 million in 2004, compared to $29.7 million in 2003.

Gross profit as a percentage of net sales was 32.8% for 2004 compared to 32.0% for 2003. Operating income improved from a loss of $1.0 million in 2003 to income of $3.5 million in 2004. Approximately $1.1 million of the improvement was due to lower restructuring costs. Results for the full year were positively affected by efficiency improvements, new product development, and increases in aftermarket and service revenues, even though customers’ capital spending for high-performance door products was weak in major markets.

International Activities

The Company conducts more than half of its business in countries outside of the United States. As a result, the Company experiences transaction and translation gains and losses because of currency fluctuations. The Company periodically enters into foreign currency contracts to hedge this exposure (see Notes 6, 10 and 14 of Notes to Consolidated Financial Statements). The Company believes that the risks associated with its operations and locations outside the United States are not other than those normally associated with operations in such locations.

Liquidity and Capital Resources

The Company finances its business activities primarily with cash generated from operations and borrowings, primarily under the revolving credit agreement described in Note 6 of Notes to Consolidated Financial Statements

and $150 million of long-term indebtedness to Prudential Securities. Company subsidiaries outside of the United States may also maintain working capital lines with local banks, but borrowings under such local facilities tend not to be significant.

Net cash provided by operating activities was $122.4 million for 2005, compared with $101.8 million for 2004, and $131.5 million for 2003. Cash used for restructuring was $4.3 million for 2005, $38.6 million for 2004 and $9.2 million for 2003. The decrease in net cash provided by operating activities from 2003 to 2004 was principally due to an increase of $29.4 million in cash used for restructuring charges.

Accounts receivable at December 31, 2005, decreased $12.7 million while inventories increased $8.9 million as compared to December 31, 2004. Excluding the effect of changes in currency translation rates, accounts receivable was almost unchanged while inventories increased a total of $17.2 million. The increase in inventories is partially due to an improvement in order backlog and also reflects building product coverage for certain customers.

The Company has a program whereby it may sell a portion of its North American accounts receivable to a qualified special purpose entity (QSPE). Additional data about this program is provided in Note 6 of Notes to Consolidated Financial Statements. This form of financing results in a lower current incremental cost of financing than the lowest rate on the Company’s revolving credit agreement, and it broadens the Company’s sources of financing. In exchange for the accounts receivable sold, the Company receives cash and a note. The note is subject to monthly fluctuation based on the amount of receivables sold and bears interest at variable rates. As of December 31, 2005, the interest rate was 4.9% per annum. The QSPE receives cash from an unrelated third party in exchange for an undivided ownership interest in the accounts receivable. As described under “Critical Accounting Policies and Assumptions”, in the event that the receivables program were terminated or sales to the QSPE discontinued, the Company would not be required to repay any amounts received, but would also not realize any cash proceeds from the collection of additional receivables sold under the program until the obligation to the third party was satisfied. Accounts receivable as reflected in the Consolidated Balance Sheets would increase as new sales were made, and, after the QSPE’s obligations to the third party were satisfied, the note receivable would decrease as sold receivables were collected. These factors would result in a decrease in reported cash flow from operations beginning in the period of termination and continuing in subsequent periods until the sold receivables were collected. The Company might need to borrow from its existing credit facilities or use available cash to make up the difference in cash generated from accounts receivable until collections from new accounts not sold under the program begin to be received.

Including discrete income tax items, the effective tax rate for the full year 2005 was 29.2% as compared to 19.9% in 2004 and 22.5% in 2003. The Company currently anticipates its consolidated tax rate in 2006 will not exceed 30% before any discrete items, although there can be no assurance that this will not change.

At December 31, 2005, the Company’s order backlog was $511.5 million, a decrease of approximately 1.9% from the prior year-end. However, excluding the effect of changes in currency translation rates, order backlog increased 3.4% in 2005.

As discussed under “Industry Trends”, the paper industry has undergone major consolidation and capacity rationalization in recent years. Although sales in 2005 improved over 2004, there can be no assurances that paper industry consolidation and rationalization is complete. If industry consolidation and rationalization continue, it could have a negative impact on net sales as well as on cash flow from operations. The Company will continue to focus on improving the performance of its products in order to increase market share and improve its product mix and price structure, while at the same time exploring additional cost-saving opportunities. In any event, although historical cash flows may not, for all of these reasons, necessarily be indicative of future cash flows, the Company expects to continue to be able to generate substantial cash from sales of its products and services in future periods.

In October 2005, the Company closed on a $150 million borrowing from Prudential Capital Group. The principal is due in three installments of $50 million each at the end of years 8, 10 and 12 for an average life of 10 years, and the interest rate is fixed at 5.34 percent. Proceeds from the borrowing were used to pay down all $127 million of floating-rate indebtedness at the time outstanding under the Company’s existing credit facility. The covenants under this agreement are effectively the same as under the Company’s revolving credit agreement. The borrowing was arranged directly between the Company and Prudential Capital Group and total costs associated with securing this financing were less than $100,000. The new borrowing further strengthens the Company’s balance sheet and provides the Company with the financial flexibility to pursue shareholder value initiatives. These initiatives include the ability to make investments in existing businesses as well as the ability to repurchase shares of the Company’s stock. Business investments may take the form of increased capital expenditures in the Paper Machine Clothing segment as well as strategic acquisitions to provide growth in other businesses in which the Company has a sustainable competitive advantage.

In January 2004, the Company entered into an unsecured five-year $460 million revolving credit agreement with a group of banks. Under the agreement, the Company pays a fee of 0.25% on the unused portion of the commitment, and pays interest, at variable rates based on LIBOR, plus a spread, on the drawn portion. The spread is determined by the Company’s leverage ratio, as defined in the agreement. The agreement includes a number of covenants that could limit the Company’s ability to purchase Common Stock, pay dividends, acquire other companies or dispose of its assets, and also requires the Company to maintain a leverage ratio of not greater than 3.00 to 1.00, and a minimum interest coverage of at least 3.00 to 1.00. As of December 31, 2005, the Company’s leverage ratio was 0.61 to 1.00 and its interest coverage ratio was 13.45 to 1.00. The Company may purchase its Common Stock or pay dividends to the extent its leverage ratio remains at or below 2.25 to 1.00, and may make acquisitions provided its leverage ratio would not exceed 2.50 to 1.00 after giving pro forma effect to the acquisition. If any bank in the lending group is unable to meet its commitment to lend, the Company may be unable to borrow the full amount. The Company does not expect that any of the banks in the bank group will be unable to meet their commitments. The Company’s ability to borrow additional amounts under the credit agreement is conditional upon the absence of any defaults as well as the absence of any material adverse change. Total Debt as defined in this credit agreement with banks declined $72.0 million for 2005. Based on the maximum leverage ratio and the Company’s consolidated EBITDA (as defined in the agreement) for 2005, as of December 31, 2005, the Company would have been able to borrow an additional $410 million under the loan agreement. The Company also had short-term indebtedness of $7.2 million at December 31, 2005.

The Company is the owner and beneficiary of life insurance policies on certain present and former employees. The Company reports the cash surrender value of life insurance, net of any outstanding loans, as a separate noncurrent asset. The year-end cash surrender value of life insurance policies was $37.8 million in 2005, $34.6 million in 2004, and $32.4 million in 2003. The rate of return on the policies varies with market conditions and was approximately 6.3% in 2005, 7.7% in 2004, and 8.2% in 2003. The Company may convert the cash surrender value of these policies to cash at any time, by either surrendering the policies or borrowing against the cash value of the policies.

Capital expenditures were $43.3 million in 2005, $57.1 million in 2004, and $51.8 million in 2003. Capital expenditures in 2003 and 2004 included amounts related to a new facility in France as well as capacity and efficiency improvements at the Company’s plant in Finland.

In January 2006, the Company announced a major strategic investment program for paper machine clothing growth. Approximately $150 million will be invested over the next four years in the construction of a new PMC manufacturing facility in China, in additional forming fabric capacity in Korea and Brazil, and in additional dryer fabric capacity at the Company’s existing plant in Panyu, China. The new facility in China will serve as the headquarters of the Company’s Pacific Business Corridor and will house world-class manufacturing operations for forming and press fabrics. These investments reflect the Company’s commitment not only to reinvest in its core business, but also to preserve and extend its market leadership.

The Company currently expects that capital expenditures for ongoing operations will be approximately $50 million per year in 2006, 2007, and 2008. Additionally, the Company expects that approximately $40 million of the $150 million PMC investment program will be incurred in 2006. The balance of that investment will occur over the following three years, with the largest impact in 2007. As with previous capital spending, the Company expects to fund future capital spending from cash from operations and existing credit facilities.

The Company also announced the strategic acquisition of Texas Composite Inc., a designer and manufacturer of lightweight, high-strength composite structures for aerospace applications. The acquisition will complement the Company’s existing strength in advanced composites and will accelerate growth in the aerospace market. While the current investment is likely to be neutral to slightly dilutive to earnings in 2006, the Company expects it to be accretive in 2007. The purchase is expected to be completed in two separate transactions; the first step was in

January 2006 and the second is expected to occur before year-end 2006. The acquisition reflects management’s confidence that the Company’s proprietary technology in advanced composites represents a sustainable basis for long-term competitive advantage.

Cash dividends per share increased from $0.25 in 2003 to $0.30 in 2004 to $0.34 in 2005. Accrued dividends as of December 31, 2005 and 2004, were $2.9 million and $2.5 million, respectively. Dividends have been declared each quarter since the fourth quarter of 2001. Decisions with respect to whether a dividend will be paid, and the amount of the dividend, are made by the Board of Directors each quarter. To the extent the Board declares cash dividends in the future, the Company would expect to pay such dividends out of operating cash flow. Future cash dividends will be dependent on debt covenants and on the Board’s assessment of the Company’s ability to generate sufficient cash flows.

In January 1998 and November 2004, the Board authorized the purchase of 3,000,000 and 1,000,000 shares, respectively, of Class A Common Stock, in the open market or otherwise, at such prices as management may from time to time consider to be advantageous to the Company’s shareholders. The Company purchased 2,997,873 shares of its Class A Common Stock under these authorizations and remained authorized to purchase an additional 1,002,127 shares. In December 2005, the Board increased the number of shares that could be purchased to 3,500,000. No additional shares were purchased between the time of this new authorization and December 31, 2005. The Board’s action authorizes management to purchase shares from time to time, in the open market or otherwise, whenever it believes the available price makes such purchase advantageous to the Company’s shareholders. In January 2006, the Company purchased 663,700 shares at a cost of $36.20 per share. After this purchase was completed, management remained authorized to purchase an additional 2,836,300 shares of its Class A Common Stock.

As of December 31, 2005, the Company had accrued restructuring liabilities of $3.6 million. The Company anticipates that cash payments for restructuring will be approximately $3.0 million in 2006, $0.6 million thereafter.

As of December 31, 2005, the Company had the following cash flow obligations:

	Payments Due by Period
(in millions)	Total	Less than One year	One to Three years	Three to Five years	After Five years
Total debt	$169.8	$7.2	$12.4	$0.2	$150.0
Interest payments (a)	81.4	8.9	16.5	16.0	40.0
Pension plan contributions (b)	26.5	26.5	—	—	—
Other postretirement benefits (c)	33.4	5.7	12.8	14.9	—
Restructuring accruals	3.6	3.0	0.5	0.1	—
Other noncurrent liabilities (d)	—	—	—	—	—
Operating leases	32.6	13.0	16.2	3.3	0.1
	$347.3	$64.3	$58.4	$34.5	$190.1

(a)	The terms of variable rate debt arrangements, including interest rates and maturities, are included in Note 6 of Notes to Consolidated Financial Statements.

(b)	The Company’s largest pension plan is in the United States. Although no contributions are currently required, the Company’s planned contribution of $20 million in 2006 is included in this schedule and, additionally, $6.5 million is included for plans outside of the United States. The amount of contributions after 2006 is subject to many variables, including return of pension plan assets, interest rates, and tax and employee benefit laws. Therefore, contributions beyond 2006 are not included in this schedule.

(c)	Estimated payments for Other postretirement benefits for the next five years is based on the assumption that employer cash payments will increase by 8% after 2006. No estimate of the payments after five years has been provided due to many uncertainties.

(d)	Estimated payments for deferred compensation and other noncurrent liabilities of $17.5 million are not included in this table due to the uncertain timing of the ultimate cash settlement.

The foregoing table should not be deemed to represent all of the Company’s future cash requirements, which will vary based on the Company’s future needs. While the cash required to satisfy the obligations set forth in the table is reasonably determinable in advance, many other cash needs such as raw materials costs, payroll and taxes are dependent on future events and are harder to predict. In addition, while the contingencies described in Note 7 of Notes to Consolidated Financial Statements are not currently anticipated to have a material adverse effect on the Company, there can be no assurance that this will be the case. Subject to the foregoing, the Company currently expects that cash from operations and the other sources of liquidity described above will be sufficient to enable it to meet the foregoing cash obligations, as well as to meet its other cash requirements.

Recent Accounting Pronouncements

In November 2004, the FASB issued FAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This Standard requires that items such as idle facility expense and excess spoilage be recognized as current period charges. Under ARB No. 43, such costs were considered inventoriable costs unless they were considered so abnormal as to require immediate expensing. The Company is required to adopt the Standard on January 1, 2006, and does not expect the adoption to have a material effect on its financial statements.

In December 2004, the FASB issued FAS No. 123 (Revised) “Share-Based Payment” (FAS No. 123R). This Standard establishes accounting guidelines for transactions in which an entity exchanges its equity instruments for goods or services. The Standard focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. In April 2005, the Securities and Exchange Commission amended Regulation S-X to amend the date for compliance with FAS No. 123R, “Share-Based Payment” to fiscal years beginning on or after June 15, 2005. FAS 123R also requires that certain tax benefits resulting from stock options be classified in the Statement of Cash Flows as financing activities, instead of the current classification of operating activities. The Company is required to adopt the provisions of this Standard on January 1, 2006, and will use the modified prospective transition method. Accordingly, the Company will recognize share-based compensation expense over the requisite service period of the awards. The Company expects that the adoption of this Standard will result in additional compensation expense for unvested options that were granted prior to 2003 of approximately $1.7 million in 2006, $0.9 million in 2007, and $0.2 million per year from 2008 to 2017.

In May 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FAS Statement No. 3”. This Standard requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Standard also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. In addition, this Standard requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company adopted the Standard on December 15, 2005, and it did not have any effect on its financial statements.

In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140” (FAS No. 155). This Standard resolves and clarifies the accounting and reporting for certain financial instruments including, hybrid financial instruments with embedded derivatives, interest-only strips, and securitized financial instruments. FAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will be required to adopt this Standard on January 1, 2007 and has not determined the effect that adopting FAS No. 155 will have on the financial statements.

Outlook

The strong cash flow and the sales gains in both PMC and the emerging businesses during 2005 appear to validate the Company’s focus on growth. European PMC pricing will continue to pressure margins through the next few quarters, even as the management team works to improve pricing in European markets.

The Company expects margins to improve gradually later in 2006 as a number of internal initiatives begin to take hold, but the impact of increased material costs due to higher petroleum prices, which decreased the

Company’s income during the fourth quarter of 2005, is expected to continue for the foreseeable future. In addition, net sales and operating income are expected to be reduced in 2006 by approximately $8 million and $3 million, respectively, due to an anticipated change in inventory practices associated with a major customer.

Longer term, the announced capital investments in the Paper Machine Clothing on Applied Technologies segments are essential to plans for strategic growth. The growth in paper and paperboard in Asia, especially in China, requires world-class support. The new operations in Asia will provide the strongest local supply base of PMC products available to the industry. The Company expects this investment will fuel significant long-term growth in PMC.

The investment in Texas Composite Inc. enhances the Company’s capability to serve the aerospace industry with high-value composite structures. The Company’s emerging strength in aerospace composites offers the potential for significant growth in profit and cash flows, especially beginning in 2010, and represents an important first step in the evolution of Albany International into a family of advanced textiles and materials-based businesses.

Non-GAAP Measures

This Form 10-K contains certain items that may be considered non-GAAP financial measures. Such measures are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations and cash flows.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-Looking Statements and non-GAAP measures

This annual report and the documents incorporated or deemed to be incorporated by reference in this annual report contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “project,” “may,” “will” and variations of such words or similar expressions are intended, but are not the exclusive means, to identify forward-looking statements. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements.

•  There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements, including, but not limited to:

•  conditions in the industry in which the Company’s Paper Machine Clothing segment competes or in the papermaking industry in general, along with general risks associated with economic downturns;

•  failure to remain competitive in the industry in which the Company’s Paper Machine Clothing segment competes;

•  failure to receive the benefits from the Company’s capital expenditures and investments; and

•  other risks and uncertainties detailed from time to time in the Company’s filings with the SEC.

Further information concerning important factors that could cause actual events or results to be materially different from the forward-looking statements can be found in the “Risk Factors,” “Industry Trends” and “Challenges, Risks and Opportunities” sections of this annual report. Although the Company believes the expectations reflected in the Company’s forward-looking statements are based upon reasonable assumptions, it is not possible to foresee or identify all factors that could have a material and negative impact on future performance. The forward-looking statements included or incorporated by reference in this annual report are made on the basis of management’s assumptions and analyses, as of the time the statements are made, in light of their experience and perception of historical conditions, expected future developments and other factors believed to be appropriate under the circumstances.

Except as otherwise required by the federal securities laws, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained or incorporated by reference in this offering memorandum to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.